                                                    ADOPTED ON NOVEMBER 25, 2002

                                FFTW FUNDS, INC.
                              AMENDMENT TO BY-LAWS


Article II, Section 3 of the By-Laws of FFTW Funds, Inc. is hereby amended and restated to read as follows:

Section 3.  Election, Qualification and Retirement Policy
---------------------------------------------------------

         (a) Election and Qualification. To the extent that election of the members of the Board of Directors is required by the Act and except as herein provided, the members of the Board of Directors shall be elected by the vote of the holders of record of a majority of the shares of stock present in person or by proxy and entitled to vote at the applicable meeting of Stockholders. Directors need not be Stockholders. Each Director shall hold office for a tenure to be set by resolution of the Board of Directors and until the Director's successor has been duly elected and qualified, until death, until the Director has resigned or has been removed pursuant to the applicable provisions of these By-Laws, or until retirement pursuant to paragraph (b) of this section.

         (b) Retirement Policy. A Director shall be required to retire from service as a Director as of the end of the calendar year in which the Director reaches age seventy (70). Notwithstanding the foregoing, a Director may continue to serve on the Board if: (A) a recommendation is made by the Nominating Committee to reappoint the Director and such reappointment is approved by a majority of the other Directors of the Fund; or (B) the retirement would trigger a requirement to hold a meeting of Stockholders of the Fund under applicable law, whether for purposes of electing a successor to the Director or otherwise, in which event the exception would apply until such time as the Director's successor has been duly elected and qualified. If a Director who has reached age 70 is reappointed to the Board in accordance with this section, such reappointment will be reviewed annually by the Board.